Exhibit 99.1

Carvana Announces Agreement With Noteholders That Will Provide The Company with Significant Flexibility as It Continues to Execute Its Profitability and Growth Plan by Reducing Total Debt, Extending Maturities, and Lowering Near-Term Cash Interest Expense

•	Agreement to eliminate more than 83% of Carvana’s 2025 and 2027 unsecured note maturities and lower required cash interest expense by over $430 million per year for the next two years.

•	Agreement to reduce Carvana’s total debt outstanding by over $1.2 billion.

•	New notes offered in the exchange are secured by Carvana and ADESA assets.

•	Exchange will launch with support from Noteholders representing over 90% (~$5.2 billion) of Carvana’s senior unsecured notes.

PHOENIX - July 19, 2023 – Carvana Co. (“Carvana” or the “Company”), the fastest growing used car dealer in U.S. history, today announced that it entered into a transaction support agreement (the “Support Agreement”) with a group of noteholders representing over 90% of the aggregate principal amount outstanding of the Company’s existing senior unsecured notes.

“The strong performance of our business in 2023 presented an opportunity for an impactful and mutually beneficial for Carvana and its senior unsecured noteholders,” said Mark Jenkins, Carvana’s Chief Financial Officer. “This transaction significantly increases our financial flexibility by reducing our total debt, extending maturities, and lowering near-term cash interest expense as we continue to execute our plan of driving significant profitability and returning to growth.”

“Apollo is pleased to support this debt exchange agreement, which stands to significantly strengthen Carvana’s financial position while providing creditors with new first lien debt. Working with Carvana, PIMCO, Ares and the ad hoc group of noteholders, we believe this agreement demonstrates the types of win-win outcomes that companies can achieve with constructive and engaged financing partners,” said John Zito, Apollo Deputy CIO of Credit. “We continue to have strong conviction in Carvana’s strategy and Ernie Garcia’s vision to revolutionize the way consumers buy, sell, and finance their vehicles.”

Carvana also released record-breaking second quarter 2023 financial results today that can be found on the Company’s Investor Relations website and additional information on its Press website.

Moelis & Company LLC served as exclusive financial advisor and Kirkland & Ellis LLP served as exclusive legal advisor to the Company.

PJT Partners LP served as exclusive financial advisor and White & Case LLP served as exclusive legal advisor to the ad hoc group of holders of existing unsecured notes.

About Carvana (NYSE: CVNA)

Carvana (NYSE: CVNA) is the industry pioneer for buying and selling used vehicles online. As the fastest growing used automotive retailer in U.S. history, its proven, customer-first ecommerce model has positively impacted millions of people’s lives through more convenient, accessible and transparent experiences. Carvana.com allows someone to purchase a vehicle from the comfort of their home, completing the entire process online, benefiting from a 7-day money back guarantee, home delivery, nationwide inventory selection and more. Customers also have the option to sell or trade-in their vehicle across all Carvana locations, including its patented Car Vending Machines, in more than 300 U.S. markets. Carvana brings a continued focus on people-first values, industry-leading customer care, technology and innovation, and is the No. 2 automotive brand in the U.S., only behind Ford, on the Forbes 2022 Most Customer-Centric Companies List. Carvana is one of the four fastest companies to make the Fortune 500 and for more information, please visit www.carvana.com and follow us @Carvana.

Carvana also encourages investors to visit its Investor Relations website as financial and other company information is posted.

No Offer

This communication is not intended to and does not constitute an offer to sell, buy or subscribe for any securities or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Note Regarding Forward-Looking Statements

These forward-looking statements reflect Carvana’s current intentions, expectations or beliefs regarding the proposed Transactions. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts, including, among others, statements we make regarding the transactions contemplated by the Support Agreement with holders of our senior notes; short-term and long-term liquidity; potential sales of our Class A common stock using the at-the-market program; expectations regarding our operational and efficiency initiatives, our strategy, expected gross profit per unit, forecasted results, and expectations regarding the effect of Carvana’s actions to improve performance. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: our inability to consummate the transactions contemplated by the Support Agreement as scheduled or at all; the volatility of the trading price of our Class A common stock, which can increase as a result of the issuance of equity pursuant to the Support Agreement and the use of the at-the-market program; the impact on our business from the larger automotive ecosystem and macroeconomic conditions, including consumer demand, global supply chain challenges, heightened inflation and rising interest rates; our ability to raise additional capital, the quality of the financial markets, and our substantial indebtedness; our history of losses and ability to achieve or maintain profitability in the future; our ability to sell loans into the market; the seasonal and other fluctuations in our quarterly operating results; our ability to compete in the highly competitive industry in which we participate; the changes in prices of new and used vehicles; our ability to sell our inventory expeditiously; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Report on Form 10-Q for the second quarter of 2023 and documentation relating to the Transactions (such as the Exchange Offer Memorandum). There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Contact:

Investor Relations:

Carvana

Mike Mckeever

investors@carvana.com

Media Contact:

Carvana

Kristin Thwaites

press@carvana.com